EXHIBIT 5.1

Opinion of Kathleen M. Boege, Esq.

May 22, 2025

Wintrust Financial Corporation

9700 West Higgins Road, Suite 800

Rosemont, Illinois 60018

Re: 2,181,300 Shares of Common Stock, No Par Value Per Share

Ladies and Gentlemen:

I am providing this opinion as Executive Vice President, Chief Legal Officer, and Corporate Secretary of Wintrust Financial Corporation, an Illinois corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration of 2,181,300 shares of common stock, no par value per share, of the Company (the “Plan Shares”), that may be issued under the Wintrust Financial Corporation 2025 Stock Incentive Plan (the “Plan”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering this opinion letter, I have examined and relied upon a copy of the Registration Statement and Exhibits thereto (including the Plan). I have also examined originals, or copies of originals certified to my satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as I have considered relevant and necessary as a basis for this opinion letter. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to me for examination. As to facts relevant to the opinions expressed herein, I have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Based on the foregoing, and subject to the qualifications and limitations hereinafter set forth, I am of the opinion that each Plan Share that is newly issued pursuant to the Plan will be legally issued, fully paid and non-assessable when: (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act; (ii) the Company’s Board of Directors or a duly authorized committee thereof shall have duly authorized the issuance of such Plan Share as contemplated by the Plan; and (iii) a certificate representing such Plan Share shall have been duly executed, countersigned, registered and delivered to the person entitled thereto against receipt of the agreed consideration therefor to the extent required by, and in accordance with the terms of, the Plan or if any Plan Share is to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Plan Share to the person entitled thereto against receipt of the agreed consideration therefor to the extent required by, and in accordance with the terms of, the Plan.

This opinion letter is limited to the laws of the State of Illinois. I express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

I hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/s/ Kathleen M. Boege, Esq.

Kathleen M. Boege, Esq.